SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                ----------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)



           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(b)

                              (AMENDMENT NUMBER 1)


                                DIGITAL INSIGHT
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 CLASS A COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    25385P106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                AUGUST 20, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




     Check  the  appropriate  box  to  designate the rule pursuant to which this
Schedule  is  filed:

          [X]  Rule  13d-1(b)

          [ ]  Rule  13d-1(c)

          [ ]  Rule  13d-1(d)


---------------------
    (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the pur-pose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP  NO.  25385P106                13G                  PAGE  2  OF   6  PAGES
---------------------                                     ----------------------

1.     NAME  OF  REPORTING  PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       MAZAMA  CAPITAL  MANAGEMENT,  LLC
       93-1290809

--------------------------------------------------------------------------------
2.     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
                                                                      (a)  [  ]
                                                                      (b)  [  ]

--------------------------------------------------------------------------------
3.     SEC  USE  ONLY


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4.     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

       OREGON


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                            5.     SOLE  VOTING  POWER

    NUMBER OF                      813,261 See Item 4
     SHARES                 ----------------------------------------------------
  BENEFICIALLY              6.     SHARED  VOTING  POWER
     OWNED BY
      EACH                         0
   REPORTING                ----------------------------------------------------
  PERSON WITH               7.     SOLE  DISPOSITIVE  POWER

                                   1,571,361 See Item 4
                            ----------------------------------------------------
                            8.     SHARED  DISPOSITIVE  POWER

                                   0
--------------------------------------------------------------------------------
9.     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON

       1,571,361

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE  AGGREGATE  AMOUNT  IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11.    PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9

       4.80%

--------------------------------------------------------------------------------
12.    TYPE  OF  REPORTING  PERSON*

       IA

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM  1  (a).  NAME  OF  ISSUER:

               Digital  Insight
               -----------------------------------------------------------------

ITEM  1  (b).  ADDRESS  OF  ISSUER'S  PRINCIPAL  EXECUTIVE  OFFICES:

               26025  Mureau  Road
               -----------------------------------------------------------------

               Calabasas,  CA  91302
               -----------------------------------------------------------------

ITEM  2  (a).  NAME  OF  PERSON  FILING:

               Mazama  Capital  Management,  LLC
               -----------------------------------------------------------------

ITEM  2  (b).  ADDRESS  OF  PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               One  S.W.  Columbia,  Suite  1500,  Portland,  Oregon  97258
               -----------------------------------------------------------------

ITEM  2  (c).  CITIZENSHIP:

               State  of  Oregon
               -----------------------------------------------------------------

ITEM  2  (d).  TITLE  OF  CLASS  OF  SECURITIES:

               Class  A  Common
               -----------------------------------------------------------------

ITEM  2  (e).  CUSIP  NUMBER:

               25385P106
               -----------------------------------------------------------------


ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR
           (c),  CHECK  WHETHER  THE  PERSON  FILING  IS  A:

     (a)  [ ]  Broker or dealer registered under Section 15 of the Exchange Act.
     (b)  [ ]  Bank  as  defined  in  Section  3(a)(6)  of the Exchange Act.
     (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
     (d)  [ ]  Investment  company  registered  under  Section  8  of the
               Investment  Company  Act.
     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
     (j)  [ ]  Group,  in  accordance  with  Rule  13d-1(b)(1)(ii)(J).
     If  this statement is filed pursuant to Rule 13d-1(c), check this box: [  ]

ITEM  4.  OWNERSHIP

     (a)  Amount  beneficially  owned:
          1,571,361
          ----------------------------------------------------------------------

     (b)  Percent  of  class:
          4.80
          ----------------------------------------------------------------------

     (c)  Number  of  shares  as  to  which  such  person  has:
     (i)    sole  power  to  vote  or  to  direct  the  vote:          813,261
                                                             -------------------
     (ii)   shared  power  to  vote  or  to  direct  the  vote:
                                                               -----------------
     (iii)  sole power to dispose or to direct the disposition of:   1,571,361
                                                                 ---------------
     (iv)   shared power to dispose or to direct the disposition of:
                                                                     -----------


ITEM  5.  OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS.

This statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5 percent of Digital Insight Corp. Common Stock.


ITEM  6.  OWNERSHIP  OF  MORE  THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

N/A

ITEM  8.  IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS  OF  THE  GROUP.

N/A

ITEM  9.  NOTICE  OF  DISSOLUTION  OF  GROUP.

N/A

ITEM  10.  CERTIFICATIONS.

N/A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        August 31, 2003
                ----------------------------------------------------------------
                                            (Date)

                /s/  Brian Alfrey
                ----------------------------------------------------------------
                                              (Signature)

                Brian Alfrey /Executive Vice President / Chief Operating Officer
                ----------------------------------------------------------------
                                              (Name/Title)